Exhibit 99.1

ChampionX Announces $250 Million Share Repurchase Authorization as Part of Comprehensive Capital Allocation Framework

THE WOODLANDS, TX, March 7, 2022 -- ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced that its Board of Directors has approved a new $250 million share repurchase program (“2022 Share Repurchase Program”). Under the 2022 Share Repurchase Program, shares of the Company’s common stock may be repurchased periodically, including in the open market or privately negotiated transactions. The actual timing, manner, number, and value of shares repurchased under the program will depend on a number of factors, including the availability of excess free cash, the market price of the Company’s common stock, general market and economic conditions, applicable requirements, and other business considerations.

“With our disciplined capital allocation approach and demonstrated strong free cash flow generation capability, we expect to continue to maintain a strong financial position and balance sheet. We are committed to shareholder returns and have recently initiated a regular quarterly cash dividend of $0.075 per share of common stock,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer of ChampionX. “This new share repurchase authorization reflects our commitment to return excess cash to shareholders. It is consistent with our broader capital allocation framework which includes investing in attractive organic growth initiatives, strategic tuck-in acquisition opportunities, and paying a sustainable dividend which we expect to grow with free cash flow, all while maintaining our target debt leverage ratio through industry cycles.”

ChampionX expects to fund share repurchases from cash generated from operations. The 2022 Share Repurchase Program has no time limit and does not obligate the Company to acquire any particular amount of shares of the Company’s common stock.

About ChampionX

ChampionX is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements

This news release contains statements relating to future results, which are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751